Registration No. 333-____________

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

WISCONSIN PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	39-0715160 (I.R.S. Employer Identification No.)
700 North Adams Street P.O. Box 19001 Green Bay, Wisconsin 54307-9001 800-450-7260 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barth J. Wolf,  Secretary
Wisconsin Public Service Corporation
700 North Adams Street, P.O. Box 19001
Green Bay, Wisconsin  54307-9001
Telephone Number:  800-450-7260
or
Jodi J. Caro, Assistant Secretary
Wisconsin Public Service Corporation
130 East Randolph Street
Chicago, Illinois 60601-6207
Telephone Number:  800-450-7260
with a copy to: Russell E. Ryba Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Telephone Number: (414) 297-5668
(Name, address, including zip code, and telephone number, including area code, of agents for service) ______________________

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as the registrant shall determine in light of market conditions and other factors.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer   ☐   Accelerated filer  ☐    Non-accelerated filer  ☒   Smaller reporting company  ☐

______________________________ CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Preferred Stock, par value $100.00 per share	$30,000,000	$3,438
Depositary Shares representing interests in Preferred Stock(2)	(3)	(3)
(1)  Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).
(2)  Each Depositary Share will be issued under a deposit agreement, will represent an interest in a fractional share of Preferred Stock and will be evidenced by a depositary receipt.
(3)  The value attributable to the Depositary Shares is reflected in the value attributable to the underlying Preferred Stock.
______________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated July 2, 2012

$30,000,000

Wisconsin Public Service Corporation

700 North Adams Street
P.O. Box 19001
Green Bay, Wisconsin 54307-9001

Preferred Stock
Depositary Shares Representing Interests in Preferred Stock

__________________________

We intend to offer up to $30,000,000 aggregate par value of one or more series of our preferred stock, par value $100 per share, and/or depositary shares, each representing an interest in a fractional share of our preferred stock of a specified series, at such times and on such terms as we may determine in the light of market conditions and other factors.  The specific designation, aggregate number of shares, purchase price, dividend rate and date from which dividends will be cumulative, redemption terms, amounts payable in the event of liquidation, voting rights and other specific terms of the preferred stock and/or depositary shares will be set forth in an accompanying prospectus supplement, together with the terms of offering of the preferred stock and/or depositary shares.  See also “Description of Preferred Stock” and “Description of Depositary Shares.”

We may sell the preferred stock and/or depositary shares to or through underwriters, directly to other purchasers, or through agents.  The prospectus supplement will set forth the names of any underwriters or agents involved in the sale of the preferred stock and/or depositary shares, the nature of the underwriting arrangements, the number of shares to be purchased by the underwriters and the compensation of the underwriters or agents.

This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

__________________________

See “Risk Factors” in the accompanying prospectus supplement or in such other document we refer you to in the accompanying prospectus supplement for a discussion of certain risks that prospective investors should consider before investing in our preferred stock and/or the depositary shares.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

_________________________

The date of this prospectus is __________ , 2012.

TABLE OF CONTENTS

Summary	1

The Company	4

Use of Proceeds	4

Description of Preferred Stock	4

Description of Depositary Shares	8

Book-Entry Securities	11

Plan of Distribution	11

Legal Matters	13

Experts	13

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission.  You should read this prospectus and any accompanying prospectus supplement together with the more detailed information regarding our company, our securities and our financial statements and notes to those statements that appear elsewhere in this prospectus or that we incorporate in this prospectus by reference.

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement.  We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus or any prospectus supplement.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you.  To understand the terms of our securities, you should carefully read this prospectus with the accompanying prospectus supplement.  Together these documents will give the specific terms of the securities we are offering.  You should also read the documents we have incorporated by reference into this prospectus and the accompanying prospectus supplement for information on us and our financial statements.

The Offering

Company	Wisconsin Public Service Corporation
Securities Being Offered	Not exceeding $30,000,000 of our preferred stock and/or of depositary shares representing interests in our preferred stock
The Company
Business	Regulated electric and natural gas utility
Service Area	Approximately 11,000 square miles in northeastern Wisconsin and an adjacent portion of the Upper Peninsula of Michigan
Sources of Total Operating Revenues for the Year Ended December 31, 2011	78% Electric; 22% Natural Gas
Customers (approximate) at December 31, 2011	Electric-441,000; Natural Gas-319,000
Sources of Electric Supply in 2011	Owned Generation Units
	Coal	58.9%
	Wind	2.1%
	Hydroelectric	1.8%
	Natural gas, fuel oil and tire derived	0.9%
	Total owned	63.7%
	Purchased Power
	Nuclear	18.2%
	Natural gas	10.9%
	Hydroelectric	3.9%
	Wind	1.4%
	Other (including Midwest Independent Transmission System Operator, Inc.)	10.8%
	Total purchased power	45.2%
	Opportunity Sales	(8.9%)

Ratios of Earnings to Fixed Charges and Preferred Stock Dividend Requirements (Unaudited) *

Year Ended December 31,					Three Months Ended March 31,
2007	2008	2009	2010	2011	2012

4.4	4.7	3.9	4.3	4.4	6.0

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*           In computing the ratios, earnings represent income from continuing operations before federal and state income taxes and fixed charges, less undistributed earnings of less than 50% owned affiliates.  Fixed charges represent interest expense, allowance for borrowed funds used during construction and the estimated interest component of rentals.  Preferred stock dividend requirements are computed by dividing the preferred stock dividend requirements by 100% minus the income tax rate.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission.  You may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C., 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.  Our Securities and Exchange Commission filings are also available to the public at the Commission’s web site at http://www.sec.gov.

We have filed with the Commission a Registration Statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus.  This prospectus is part of that registration statement, but does not contain all of the information contained in the registration statement or its exhibits, certain parts of which we have omitted in accordance with the rules and regulations of the Commission.  For further information, you should refer to the registration statement and its exhibits.  Any statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission are not necessarily complete.  You should refer to the copy of the document filed with the Commission for a more complete description of the matter involved.

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information.  We incorporate by reference the documents listed below (our File No. is 1-3016) and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

1. Our Annual Report on Form 10-K for the year ended December 31, 2011, which was filed on February 29, 2012.

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which was filed on May 3, 2012.

3. Our Current Report on Form 8-K dated April 23, 2012, which was filed on April 25, 2012.

You may request a copy of these filings, at no cost, by writing to or telephoning us at either of the following addresses:

Wisconsin Public Service Corporation Attn: Secretary 700 North Adams Street P.O. Box 19001 Green Bay, Wisconsin 54307-9001 (920) 433-1727	Wisconsin Public Service Corporation Attn: Assistant Secretary 130 East Randolph Street Chicago, Illinois 60601-6207 (312) 240-4303

Our reports are also available on the website of our parent company, Integrys Energy Group, Inc., located at http://www.integrysgroup.com/investor/, and can be accessed by selecting “SEC Filings.”

THE COMPANY

We are a wholly owned subsidiary of Integrys Energy Group, Inc.  Any obligations relating to the preferred stock and/or the depositary shares representing interests in the preferred stock offered pursuant to this prospectus, however, are solely our obligations, and Integrys Energy Group is not obligated to make any dividend or payments on the redemption or liquidation of our preferred stock and/or the depositary shares representing interests in our preferred stock.

We are a regulated electric and natural gas utility that generates electricity and distributes electricity and natural gas in northeastern Wisconsin and an adjacent portion of the Upper Peninsula of Michigan.  As of December 31, 2011, our regulated electric utility operations served approximately 441,000 residential, commercial and industrial, wholesale and other customers.  Wholesale electric service is provided to various customers, including municipal utilities, electric cooperatives, energy marketers, other investor-owned utilities and municipal joint action agencies.  As of December 31, 2011, our regulated natural gas utility served approximately 319,000 residential, commercial and industrial, transportation and other customers.  In 2011, electric revenues accounted for 78% of total revenues, while natural gas revenues accounted for 22% of total revenues.  Retail sales accounted for 80.3% of our 2011 electric revenues.  We were incorporated under the laws of the State of Wisconsin in 1883.  Our executive offices are at 700 North Adams Street, P.O. Box 19001, Green Bay, Wisconsin  54307.  Our telephone number is 800-450-7260.

The Public Service Commission of Wisconsin regulates our Wisconsin retail utility rates and service and any issuance of securities by us.  The Michigan Public Service Commission regulates our Michigan retail utility rates and service.  The Federal Energy Regulatory Commission regulates our wholesale electric rates, hydroelectric projects and certain other matters.  We must also comply with mandatory electric system reliability standards developed by the North American Electric Reliability Corporation, the electric reliability organization certified by the Federal Energy Regulatory Commission.  The Midwest Reliability Organization is responsible for the enforcement of the North American Electric Reliability Corporation’s standards for us.  We are also subject to state and federal environmental regulation and to limited regulation by local authorities.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the proceeds from the sale of the preferred stock and/or depositary shares to redeem any or all of the following currently outstanding shares of our preferred stock:  150,000 shares of 6.76% series preferred stock at a redemption price of $103.35 per share, and 150,000 shares of 6.88% series preferred stock at a redemption price of $100.34 per share, if redeemed before June 1, 2013, and $100.00 per share, if redeemed on or after June 1, 2013, in each case, plus the amount of accumulated and unpaid dividends on such 6.76% series preferred stock or 6.88% series preferred stock at the date of redemption.  Any remaining proceeds will be used for other general corporate utility purposes.

DESCRIPTION OF PREFERRED STOCK

The description of the preferred stock offered in the accompanying prospectus supplement modifies and supplements the following description.  Please read both descriptions.  The following is a summary of the material provisions of our preferred stock, based principally upon provisions in our restated articles of incorporation.  This summary does not purport to be complete and is qualified in its entirety by the more detailed provisions of the preferred stock set forth in our restated articles of incorporation, which is incorporated by reference in this prospectus.

General

Our restated articles of incorporation authorize us to issue 32,000,000 shares of common stock, par value $4 per share, and 1,000,000 shares of preferred stock, par value $100 per share, issuable in series.  At March 31, 2012, there were 23,896,962 shares of our common stock issued and outstanding, all of which is owned by our parent, Integrys Energy Group, Inc.  At March 31, 2012, there were 511,882 shares of our preferred stock issued and outstanding, consisting of 131,916 shares of 5.00% series, 29,983 shares of 5.04% series, 49,983 shares of 5.08% series, 150,000 shares of 6.76% series and 150,000 shares of 6.88% series.

Issuance in Series

All shares of our preferred stock of all series constitute one class and are of equal rank, subject to (1) variations in dividend rates and redemption terms as set forth in our restated articles of incorporation as to all outstanding series and (2) variations in the following respects which our board of directors is authorized to fix prior to the issue of each new series of preferred stock:  (a) dividend rate, (b) redemption terms, (c) amounts payable on voluntary or on involuntary liquidation, (d) sinking fund provisions, if any, (e) conversion terms, if any, and (f) voting rights, if any.  No sinking fund or conversion terms have been provided in respect to any outstanding series of our preferred stock.

All unissued shares of our preferred stock and any outstanding shares of preferred stock which we may redeem or reacquire, may, within the limitations stated in our restated articles of incorporation, be issued in series bearing the permitted variable terms as fixed by our board of directors prior to the issuance of each series.

Without the affirmative vote of a majority of the outstanding shares of all series of our preferred stock, we are prohibited under our restated articles of incorporation from issuing any additional shares of preferred stock unless our net earnings applicable to the payment of dividends on the preferred stock for any twelve consecutive calendar months within the fifteen calendar months immediately preceding the first day of the calendar month in which such additional shares are issued is at least twice the dividend requirement for a twelve month period upon the entire amount of preferred stock to be outstanding immediately after the issue of such additional shares.  Our earnings applicable to the payment of preferred stock dividends for the twelve month period ended March 31, 2012 were $124.5 million, resulting in a ratio of 40.0 times the dividend requirements for such twelve month period for all preferred stock then outstanding, and a ratio of 25.4 times after issuance of all of the preferred stock offered pursuant to this prospectus at an estimated weighted average dividend rate of 6% per share per annum (without giving effect to the use of the proceeds to redeem the shares of preferred stock referred to under “Use of Proceeds” above).   After giving effect to the use of the proceeds to redeem the shares of preferred stock referred to under “Use of Proceeds” above, such ratio would be 43.5 times.  A difference of 1/8% in the assumed weighted average dividend rate on the preferred stock offered pursuant to this prospectus would change the ratio by approximately 0.6.

Dividend Rights

Dividends on each series of our preferred stock are payable when and as declared, quarterly, on the 1st of February, May, August and November, at the respective dividend rate per annum expressed in the title of such series.  The payment of such dividends on the preferred stock from any earned surplus or other available surplus is not restricted by the terms of any of our indentures or other undertakings.

Limitation on Dividends on Common Stock and on Acquisition of Common Stock

Dividends on our common stock, which is only held by our parent, Integrys Energy Group, Inc., may be paid only when all cumulative dividends on our preferred stock for all past quarterly dividend periods have been paid or funds for the payment thereof set aside.  The foregoing limitation does not apply to dividends payable in shares of common stock.

If, at the end of the third calendar month immediately preceding the date of payment of dividends on our common stock, the capital represented by our common stock and surplus accounts (not including premiums on our preferred stock) as a percentage of our total capital and surplus accounts, adjusted to reflect the proposed payment of dividends on our common stock (“the capitalization ratio”) is 25% or more, the amount of such payment of dividends on our common stock is not limited by our restated articles of incorporation.  However, our restated articles of incorporation provide that (1) if the capitalization ratio is less than 25%, the amount of such payment of dividends on our common stock may not exceed 75% of net income applicable to the common stock for the twelve month period ended on the date as of which the capitalization ratio is determined and (2) if the capitalization ratio is less than 20%, the amount of such payment of dividends on our common stock may not exceed 50% of such net income.  For purposes of such limitation (a) “payment of dividends on our common stock” excludes dividends payable in shares of common stock but includes distributions on, or acquisitions for value of, common stock, (b) “capital represented by common stock” includes premiums thereon and (c) “total capital and surplus accounts” include debt maturing one year or more after date of issue.  For purposes of such computations, total capital, surplus accounts and net income are defined in our restated articles of incorporation.  As so defined, the common stock and surplus accounts at March 31, 2012 represented about 67.3% of the total capital and surplus accounts, including debt maturing one year or more after date of issue.  Accordingly, the payment of dividends out of current net income is unrestricted presently.

The Public Service Commission of Wisconsin allows us to pay normal dividends on our common stock of no more than 103% of the previous year’s common stock dividend.  In addition, the Public Service Commission of Wisconsin currently requires us to maintain a calendar year average financial common equity ratio of 50.24% or higher.  We must obtain Public Service Commission of Wisconsin approval if the payment of dividends on our common stock would cause us to fall below this authorized level of common equity.

Redemption Provisions

Our preferred stock is redeemable in whole or in part at our option at any time on 30 days’ notice.  We may not redeem less than all, nor purchase any, of our preferred stock during the existence of any dividend default thereon.

Voting Rights

Except as hereinafter set forth or required by mandatory provision of law in special instances, the holders of our preferred stock have no voting power.

Holders of our preferred stock are entitled to vote on certain matters relating to the following: (1) a change of the express terms of any series of preferred stock in a manner prejudicial to the holders; (2) the authorization of stock ranking prior to the preferred stock; (3) the authorization of stock (other than a series of the 1,000,000 shares of preferred stock presently authorized) ranking on a parity with the preferred stock; (4) as discussed above, the issuance of additional shares or the disposition of redeemed or reacquired shares of any series of preferred stock unless net earnings available for dividends on preferred stock for a recent twelve month period shall have been at least twice the dividend requirements upon the entire amount of preferred stock then to be outstanding; (5) a merger or consolidation with or into any corporation unless ordered, approved or permitted by the Securities and Exchange Commission or the Federal Power Commission or successor regulatory authority (now the Federal Energy Regulatory Commission); and (6) the issuance or assumption of securities representing unsecured indebtedness, other than to refund outstanding unsecured indebtedness or retire preferred stock, if immediately thereafter the total principal amount of all unsecured securities not theretofore consented to would exceed 20% of our secured indebtedness plus capital and surplus.  With respect to (1), (2) and (3) above, the affirmative vote of at least two-thirds of the outstanding preferred stock (or the affected series in the case of a change prejudicial to fewer than all series) is required; with respect to (4) and (5) above, the affirmative vote of a majority thereof is required; and with respect to (6) above, the required affirmative vote is of a majority of a specified quorum thereof.  Approval by the holders of our preferred stock is not required for the issuance of secured debt.  Any or all of the voting rights referred to in (4), (5) and (6) above may be denied or limited with respect to the shares of any series of our preferred stock offered pursuant to this prospectus.

If there is a default in the payment of dividends on our preferred stock in an amount equal to four full quarterly dividends, and until all dividends in default shall have been paid or declared and funds set aside for payment, (1) each share of preferred stock will be entitled to one vote per share, and each share of our common stock will be entitled to one-fourth vote per share, on all matters other than the election of directors, and (2) the holders of the preferred stock will be entitled as a class to elect a majority of our board of directors and the sole holder of the common stock, Integrys Energy Group, Inc., will be entitled as a class to elect the remaining directors.  No shareholder has cumulative voting rights.  Any or all of the voting rights described in this paragraph may be denied or limited with respect to the shares of any series of our preferred stock offered pursuant to this prospectus.

Any denial or limitation of the voting rights described in the two immediately preceding paragraphs with respect to any series of our preferred stock offered pursuant to this prospectus will be described in the accompanying prospectus supplement.

Liquidation Rights

In the event of our dissolution or liquidation, the holders of our preferred stock will be entitled to receive the applicable preferential amounts specified in our restated articles of incorporation before any of the corporate assets shall be paid to the sole holder of our common stock.  Such preferential amounts are as follows:  (1) as to the 5.00% series, 5.04% series, 5.08% series and 6.76% series of our preferred stock, the par value ($100) plus the amount of accumulated and unpaid dividends (whether or not earned or declared) in the case of either voluntary or involuntary liquidation; (2) as to the 6.88% series of preferred stock, the then applicable redemption price ($100.34 before June 1, 2013 and $100 on or after that date) in the case of a voluntary liquidation and, in the case of an involuntary liquidation, the par value ($100), plus the amount of accumulated and unpaid dividends (whether or not earned or declared) in the case of either a voluntary or involuntary liquidation; and (3) as to our preferred stock offered pursuant to this prospectus, such amount as shall be determined by our board of directors prior to the issuance of those shares as described in an accompanying prospectus supplement.  If the assets shall be insufficient to pay the foregoing amounts in full, the respective series shall share ratably in proportion to the amounts which would have been payable if all such amounts were paid in full.  Consolidation or merger pursuant to applicable corporate laws is not deemed a dissolution or liquidation for the purposes of this paragraph.

Preemptive Rights

No holder of shares of any class of our stock has any preemptive or subscription rights.

Conversion Rights

Shares of our preferred stock offered pursuant to this prospectus will not be convertible into shares of our common stock or into any other securities of ours.

Transfer Agent and Registrar

The transfer agent and registrar for our preferred stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer depositary shares rather than full shares of preferred stock.  In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights).  The applicable fraction will be specified in the accompanying prospectus supplement.  The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the accompanying prospectus supplement, under a deposit agreement, among the depositary, the holders of the depositary receipts and us.  Depositary receipts, which are certificates evidencing depositary shares, will be delivered to those persons purchasing depositary shares in the offering.  The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.  Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the applicable deposit agreement, the form of depositary receipt, our restated articles of incorporation and the articles of amendment to our restated articles of incorporation for the applicable series of preferred stock, which are incorporated by reference in this prospectus.

Dividends

The depositary will distribute all cash dividends or other cash distributions received by it in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred stock.  In the event that the calculation of any such cash dividend or other cash distribution results in an amount which is a fraction of a cent, the amount the depositary will distribute will be rounded to the next highest whole cent if such fraction of a cent is equal to or greater than $.005, otherwise such fractional interest shall be disregarded.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the depositary may (with our approval) adopt any other method for such distribution as it deems equitable and practicable, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation amount accorded each share of the applicable series of preferred stock, as set forth in the accompanying prospectus supplement.

Redemption

If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary.  Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed.  The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting.  Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares.  The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.  The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares.  Partial shares of preferred stock will not be issued.  If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.  Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefore.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between the depositary and us.  However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.  No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.  The deposit agreement may be terminated by the depositary or us only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of the preferred stock in connection with our liquidation, dissolution or winding up and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements.  We will pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares.  Holders of depositary receipts will pay transfer and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts.  In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and may sell the depositary shares evidenced by such depositary receipts if such charges are not paid.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.  In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred stock.

Neither the depositary nor we assume any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its or our gross negligence, willful misconduct or bad faith.  Neither the depositary nor we will be liable if the depositary or us is prevented or delayed by law or, in the case of the depositary, any circumstance beyond its control, in performing its or our obligations under the deposit agreement.  We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished.  We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Holders of depositary receipts may inspect the depositary’s transfer records for the depositary receipts at the depositary’s office during normal business hours provided that such inspection is for a proper purpose.

Registration of Transfer of Receipts

The depositary will register on its books transfers of depositary receipts upon surrender of the receipt by the holder, properly endorsed or accompanied by appropriate instruments of transfer, subject to certain restrictions and conditions set forth in the deposit agreement.  Title to depositary shares represented by a depositary receipt, which is properly endorsed or accompanied by appropriate instruments of transfer, will be transferable by delivery with the same effect as in the case of a negotiable instrument.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment.  Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

BOOK-ENTRY SECURITIES

The preferred stock and/or depositary shares offered pursuant to this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of such securities may not receive certificates representing their ownership interests in such securities, except in the event the book-entry system for such securities is discontinued.  Preferred stock and/or depositary shares issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the securities.  Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor.  Global securities may be issued in either registered or bearer form and in either temporary or permanent form.  The specific terms of the depository arrangement with respect to a series of preferred stock or depositary shares representing such series of preferred stock that differ from the terms described herein will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the preferred stock and/or depositary shares representing interests in the preferred stock:

•	through underwriters,

•	through agents, or

•	directly to a limited number of institutional purchasers or to a single purchaser.

As required by applicable law, these underwriters or agents will be registered broker-dealers or associated persons of registered broker-dealers acting in that capacity.  We will describe the plan of distribution for any particular offering of preferred stock and/or depositary shares in the corresponding prospectus supplement, in accordance with applicable law.

The prospectus supplement will set forth the terms of the offering of the preferred stock and/or depositary shares, including the following:

•	the name or names of any underwriters or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities of the series may be listed.

The distribution of the preferred stock and/or depositary shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Through Underwriters.  If we use underwriters in the sale, the underwriters will acquire the preferred stock and/or depositary shares for their own account and may resell them from time to time in one or more transactions, including negotiated transactions.  We will enter into an underwriting agreement with the underwriter or underwriters once we have reached an agreement for the sale of the preferred stock and/or depositary shares.  The underwriters may offer the preferred stock and/or depositary shares to the public directly or through underwriting syndicates represented by managing underwriters.  Unless otherwise provided in the underwriting agreement, the obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased.

In connection with the sale of the preferred stock and/or depositary shares, underwriters may receive compensation from us or from purchasers of the preferred stock and/or depositary shares for whom they may act as agents in the form of discounts, concessions or commissions.  Underwriters may sell the preferred stock and/or depositary shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents.  Any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.  Underwriters, dealers and agents that participate in the distribution of the preferred stock and/or depositary shares may be deemed to be underwriters, and any discounts or commissions that they receive from us and any profit on the resale of the preferred stock and/or depositary shares by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933.

Through Agents.  We may sell securities directly or through agents we may designate from time to time.  Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Directly to Purchasers.  We may sell preferred stock and/or depositary shares directly to one or more purchasers.  Under those circumstances, no underwriters, dealers or agents would be involved.  We will describe the terms of any direct sales in the prospectus supplement.

We may enter into agreements with underwriters and agents to indemnify them against civil liabilities arising out of this prospectus and the prospectus supplement, including liabilities under the Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make relating to those liabilities.

Underwriters or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Representatives of underwriters that we use may engage in overallotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934.  Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters.  Stabilizing transactions involve bids to purchase the offered securities in the open market for the purpose of pegging, fixing or maintaining the price of the offered securities.  Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions.  Penalty bids permit the managing underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.  Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions.  If the representatives engage in stabilizing transactions, syndicate covering transactions or penalty bids, they may discontinue them at any time.

Each series of preferred stock and/or depositary shares will be a new issue of securities with no established trading market.  Unless otherwise specified in the applicable prospectus supplement, we intend to apply to have the preferred stock and/or depositary shares offered pursuant to this prospectus listed on the New York Stock Exchange, but we cannot assure you that the preferred stock and/or depositary shares will be approved for listing.  Even if the preferred stock and/or depositary shares are listed, there may be little or no active trading market for these shares or, even if an active trading market develops, it may not last.  An underwriter may make a market in the preferred stock and/or depositary shares, but will not be obligated to do so and may discontinue any market making at any time without notice.  Consequently, no assurance can be given as to the liquidity of the trading market for any preferred stock and/or depositary shares.

LEGAL MATTERS

Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin  53202, our counsel, will render opinions as to the validity of the preferred stock and/or depositary shares.  Counsel for the underwriters or agents will pass upon certain legal matters in connection with the offering or offerings of the preferred stock and/or depositary shares for the underwriters or agents.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Wisconsin Public Service Corporation’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  Such financial statements and the related financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by Wisconsin Public Service Corporation are as follows:

Fees to regulatory commissions	$1,000
Registration fee under the Securities Act of 1933	3,438
Accounting services and expenses	40,000
Rating agency fees	80,000
Legal services and expenses	160,000
Financial printing and miscellaneous expenses	15,562

Total	$300,000

Item 15.                      Indemnification of Directors and Officers.

Pursuant to the Wisconsin Business Corporation Law and Article VI of the By-laws of Wisconsin Public Service Corporation, directors and officers of Wisconsin Public Service Corporation are entitled to mandatory indemnification from us against certain liabilities and expenses to the extent such officers or directors are successful on the merits or otherwise in connection with a proceeding, unless it is determined that the director or officer breached or failed to perform his or her duties to Wisconsin Public Service Corporation and such breach or failure constituted: (a) a willful failure to deal fairly with Wisconsin Public Service Corporation or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit (unless such profit is immaterial under the circumstances); or (d) willful misconduct.  It should also be noted that the Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.  Additionally, under the Wisconsin Business Corporation Law, directors of Wisconsin Public Service Corporation are not subject to personal liability to Wisconsin Public Service Corporation, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

The indemnification provided by the Wisconsin Business Corporation Law and our By-laws is not exclusive of any other rights to which a director or officer may be entitled.  The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

The indemnification described above may be broad enough to cover liabilities under the Securities Act of 1933.  Officers and Directors of Wisconsin Public Service Corporation would also be indemnified by the underwriters for certain claims under the Securities Act of 1933 pursuant to the terms of the proposed form of underwriting agreement filed herewith.  Wisconsin Public Service Corporation has purchased insurance permitted by the Wisconsin Business Corporation Law on behalf of its officers and directors which may cover liabilities under the Securities Act of 1933.

Item 16.                      Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17.                      Undertakings.

a.  The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.  The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, as of this 2nd day of July, 2012.

WISCONSIN PUBLIC SERVICE CORPORATION

By:  /s/ Lawrence T. Borgard
Lawrence T. Borgard
 Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below as of July 2, 2012, by the following persons in the capacities indicated.  Each person whose signature appears below constitutes and appoints Lawrence T. Borgard, Joseph P. O’Leary, Barth J. Wolf and Jodi J. Caro, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to public offerings of preferred stock and/or depositary shares representing a fractional interest in preferred stock to be issued by Wisconsin Public Service Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission in connection with the registration of such preferred stock and/or depositary shares representing a fractional interest in preferred stock under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Capacity

/s/ Lawrence T. Borgard Lawrence T. Borgard	Chairman and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Joseph P. O’Leary Joseph P. O’Leary	Senior Vice President and Chief Financial Officer (Principal Financial Officer) and Director

/s/ Diane L. Ford Diane L. Ford	Vice President and Corporate Controller (Principal Accounting Officer)
/s/ Charles A. Cloninger Charles A. Cloninger	Director

/s/ William D. Laakso William D. Laakso	Director

Name	Capacity

/s/ Phillip M. Mikulsky Phillip M. Mikulsky	Director

/s/ Mark A. Radtke Mark A. Radtke	Director

/s/ James F. Schott James F. Schott	Director

/s/ Charles A. Schrock Charles A. Schrock	Director

EXHIBIT INDEX

Exhibit Number	Description of Document

[NOTE—Wisconsin Public Service Corporation’s file number for reports filed pursuant to the Securities Exchange Act of 1934 is 1-3016.]

1	Form of Underwriting Agreement (to be filed by amendment or as an exhibit to a Current Report on Form 8-K).

4.1
Restated Articles of Incorporation of Wisconsin Public Service Corporation as effective May 26, 1972, as amended through May 31, 1988; and Articles of Amendment to Restated Articles of Incorporation of Wisconsin Public Service Corporation dated June 9, 1993

4.2	Wisconsin Public Service Corporation By-laws as in effect at April 23, 2012 (Incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed April 25, 2012).

4.3
Form of Amendment to the Restated Articles of Incorporation of Wisconsin Public Service Corporation for new series of preferred stock (to be filed by amendment or as an exhibit to a Current Report on Form 8-K).

4.4	Form of Deposit Agreement (to be filed by amendment or as an exhibit to a Current Report on Form 8-K).

4.5	Form of Depositary Receipt (to be filed by amendment or as an exhibit to a Current Report on Form 8-K).

5	Opinion of Foley & Lardner LLP.

12
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements (Incorporated by reference to Exhibit 12 to Annual Report on Form 10-K for the year ended December 31, 2011 filed February 29, 2012 and to Exhibit 12 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed May 3, 2012).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5).

24	Powers of Attorney (contained on the signature page hereto).